BMC BMC Industries, Inc. One Meridian Crossings, Suite 850 Minneapolis, MN 55423 Web site:  www.bmcind.com

NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(OTCBB: BMMI)
	(763) 506-9053	FOR IMMEDIATE RELEASE

BMC Industries Receives New Waiver Extension

MINNEAPOLIS, November 19, 2003 - BMC Industries, Inc. (OTC Bulletin Board: BMMI) today announced that its bank group has granted the company an additional 60-day waiver to comply with certain covenants under its credit agreement.  The company's banks granted an initial two-week waiver to BMC on June 30, 2003, and subsequent 60-day waivers on both July 15, 2003 and September 15, 2003, following notice by BMC to its bank group that the company expected to be out of compliance with certain covenants and obligations under its credit agreement as of June 30, 2003.

The waiver announced today also extends the time period for BMC to make certain scheduled principal and fee payments, and defers all interest payment obligations until January 13, 2004, the termination date of this waiver. The agreement also requires that the net proceeds of asset sales and certain other cash flows be paid to the lenders and applied against interest and principal obligations.  Since July 30, 2003, the date of the first interest deferral, the Company has incurred interest obligations of $3.2 million and made interest payments of $2.4 million.  The latest waiver agreement defers current and projected interest payments totaling approximately $2.1 million, subject to certain mandatory repayments to lenders.

As previously announced, the banks and the company have agreed that no additional borrowings will be extended during the waiver period.  Discussions continue between BMC, its banks and the company's advisors, regarding a longer-term resolution of the situation.

About BMC Industries

BMC Industries, Inc., founded in 1907, is comprised of two business segments:  Optical Products and Buckbee-Mears.  The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses.  Vision-Ease Lens also distributes plastic eyewear lenses.  Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market.  Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.  The Buckbee-Mears group is the only North American manufacturer of aperture masks, a key component in color television picture tubes.  For more information about BMC Industries, Inc., visit the company's web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby.  Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements.  Such statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected, including, among others, our ability to obtain a waiver or other relief from our lenders beyond January 13, 2004; that the bank group declares the company in default of the credit agreement; that the bank group accelerates the repayment obligation of all amounts outstanding under the credit agreement; ability to negotiate financing arrangements or other solutions in replacement of our existing credit facility; our ability to generate sufficient cash flow to meet obligations during any future waiver periods and future availability of borrowing capacity to the company; the ability to meet future financial covenants under our credit agreement or other financing documents; ability to maintain credit terms with vendors; ability to manage working capital and align costs with market conditions; ability to achieve higher yields at Vision-Ease Lens; ability to reduce inventories while maintaining consistently high customer service levels and product fill rates; ability to increase sales of products at both Vision-Ease Lens and Buckbee-Mears, in particular our ability to replace lost NAFTA and European aperture mask sales with sales in Asia and other areas of the world; further aperture mask price declines; slowdown in growth of, or price reductions in, high-end optical lens products; fluctuations in currency exchange rates; rising raw material costs; ability to successfully complete the restructuring of our European operations; availability of acceptable terms with our trade creditors; ability to develop new products to grow within our markets; and the effect of ongoing economic uncertainty on the company's operations. Additional factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in BMC's Annual Report and Form 10-K for the year ended December 31, 2002, and in other filings made, from time to time, by BMC with the Securities and Exchange Commission.  The forward-looking statements speak only as of the date when made and BMC does not undertake to update such statements.

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